UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Robert  C. Barry
   The PNC Financial Services Group, Inc.
249 Fifth Avenue
29th Floor
   PA, Pittsburgh 15222-2707
2. Date of Event Requiring Statement (Month/Day/Year)
   12/2/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   The PNC Financial Services Group, Inc. (PNC)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President and Director of Finance
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
$5 Par Common Stock                        |3600 1                |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (R|1/4/2002 |1/4/2011 |$5 Par Common Stock    |10000    |74.593750 |D            |                           |
ight-to-Buy) 2          |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|1/3/2003 |1/3/2012 |$5 Par Common Stock    |10000    |57.100000 |D            |                           |
ight-to-Buy) 2          |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|1/6/2001 |1/06/2010|$5 Par Common Stock    |6800     |42.1875   |D            |                           |
ight-to-Buy) 2          |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|2/17/00  |2/17/2009|$5 Par Common Stock    |6700     |50.46875  |D            |                           |
ight-to-Buy) 2          |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
1. Total amount of securities above includes 2000 shares of restricted stock granted 7/1/2002; vests 25% in 2005, 25% in 2006 and 50% in 2007.
2. Options granted generally become exercisable in three equal annual installments, beginning one year after the date of the grant.